Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

CONTACT:	Rob Swadosh
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. TO PARTICIPATE IN SIDOTI

EMERGING GROWTH INSTITUTIONAL INVESTOR FORUM

ON JANUARY 12, 2015

MADISON HEIGHTS, MICHIGAN, January 6, 2015—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, announced that Chief Executive Officer Eric K. Steen will present at the Sidoti & Company Emerging Growth Institutional Investor Forum to be held at the Grand Hyatt Hotel in New York City on January 12, 2015. The InfuSystem presentation will take place at 11:20 am Eastern Time in Estate 1.

The Company will also host one-on-one sessions throughout the day. Conference attendees are invited to schedule meetings ahead of the event.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

About Sidoti & Company, LLC

Sidoti & Company is a leading provider of institutional-quality equity research focused on small, publicly-traded companies that typically have market capitalizations of less than $3 billion and a history of profitability, and generally maintain strong balance sheets. Sidoti’s coverage universe comprises nearly 500 companies across a range of industries. Its approach affords institutional investor clients an exclusive combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. Sidoti’s investor conferences are for the exclusive benefit of their clients.